Exhibit 24.8

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that I, Paul L. Joskow, do hereby appoint Christopher M. Crane and Darryl M. Bradford, or either of them, attorney for me and in my name and on my behalf to sign the annual Securities and Exchange Commission report on Form 10-K for 2012 of Exelon Corporation, together with any amendments thereto, to be filed with the Securities and Exchange Commission, and generally to do and perform all things necessary to be done in the premises as fully and effectually in all respects as I could do if personally present.

/s/ Paul L. Joskow
Paul L. Joskow

DATE: February 14, 2013